UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     September 2, 2011

     MUELLER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6770	25-0790410
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8285 Tournament Drive Suite 150
Memphis, Tennessee	38125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                                             (901) 753-3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On September 2, 2011, Mueller Industries, Inc.  (the “Company”) and Leucadia National Corporation (“Leucadia”) entered into an agreement (the “Agreement”) regarding Leucadia’s ownership of the Company’s outstanding common stock. The Agreement provides that Leucadia (i) will not acquire more than 27.5% of the Company’s outstanding common stock, subject to certain exceptions, and (ii) will forebear from taking actions concerning, among other things, business combinations with the Company or the composition of the Company’s Board, without the approval of a majority of the directors not affiliated with Leucadia. Pursuant to the Agreement, the Company increased the size of its board of directors by two and elected two designees selected by Leucadia to fill the new directorships. Leucadia designated Ian M. Cumming, Leucadia’s Chairman, and Joseph S. Steinberg, a director of Leucadia and its President, to fill the two newly created vacancies on the Company’s board. Leucadia will continue to have the right to appoint two directors for two years so long as Leucadia holds at least 20% of the Company’s outstanding common stock. Leucadia will be entitled to appoint one director for two years so long as Leucadia holds at least 15% of the Company’s outstanding common stock. The Agreement also restricts sales by Leucadia to counterparties who hold, or after giving effect to a sale would hold, in excess of 4.9% of the Company’s common stock. The Company has also agreed to file one or more registration statements with the Securities and Exchange Commission regarding the shares owned by Leucadia, if requested by Leucadia and upon certain terms and conditions.

The Agreement expires on September 2, 2013 (the “Termination Date”) subject to certain events that would cause earlier termination of these restrictions; however, certain provisions, including Leucadia’s right to have its shares registered by the Company, may survive beyond the Termination Date. In addition, Leucadia has agreed to vote its shares of the Company’s common stock in favor of the slate of directors nominated by the Board for a period of two years so long as Leucadia’s designees are appointed to the Board in accordance with the terms of the Agreement.

The description of the Agreement provided above is qualified by reference to the Agreement, filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 2, 2011, Ian M. Cumming and Joseph S. Steinberg were elected to the Company’s Board in accordance with the terms of the Agreement described above. At the time of election the Board did not appoint Messrs. Cumming or Steinberg to any committees of the Board. Pursuant to the terms of the Agreement, at Leucadia’s request, one of Leucadia’s board designees shall be appointed to serve on each committee of the Board, with the exception of the Audit Committee.

Mr. Cumming, 71, has served as a director and Chairman of Leucadia’s Board of Directors since June 1978.  Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation (“HomeFed”). Mr. Cumming is also a director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore. In addition, Mr. Cumming is a director of Jefferies Group, Inc. (“Jefferies”) a publicly held full service global investment bank and institutional securities firm serving companies and other investors. Mr. Cumming previously served as a director and was Chairman of the Board of The FINOVA Group Inc. (“FINOVA”) and was a director of AmeriCredit Corp.

Mr. Steinberg, 67, has served as a director of Leucadia since December 1978 and as its President since January 1979. In addition, Mr. Steinberg is Chairman of the Board of Directors of HomeFed and serves as a director of Jefferies. Mr. Steinberg previously served as a director of FINOVA, White Mountains Insurance Group and Jordan Industries Inc.

Item 9.01  Financial Statements and Exhibits.

Exhibits:

99.1	Letter Agreement, dated September 2, 2011, by and between Mueller Industries, Inc. and Leucadia National Corporation.

99.2	Press Release, dated September 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER INDUSTRIES, INC.

By: /s/Gary C. Wilkerson
Name: Gary C. Wilkerson Title: Vice President, General Counsel and Secretary
Date: September 2, 2011

Exhibit Index

Exhibit No.	Description
99.1	Letter Agreement, dated September 2, 2011, by and between Mueller Industries, Inc. and Leucadia National Corporation.
99.2	Press Release, dated September 2, 2011.